Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE FOURTH QUARTER OF FISCAL YEAR 2019
Spokane Valley, WA— July 24, 2019 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the quarter ended June 29, 2019.
For the fourth quarter of fiscal 2019, Key Tronic expects to report revenue of approximately $106 million, which is below previous guidance. For the full year of fiscal 2019, the Company expects to report revenue of approximately $464 million, or approximately 4% growth from the previous year.
The lower revenue during the fourth quarter of fiscal 2019 is primarily a result of three factors that occurred during the quarter: a disruption in deliveries of a critical component from a supplier in China; delays in the ramp of a new program due to customer-driven design changes; and temporary reductions in customer demand due to concerns over tariffs and trade tension between the US and Mexico during the quarter. Moving into the first quarter of fiscal 2020, these issues have been largely resolved and we expect revenue to increase significantly.
As a result of the revenue shortfall in the fourth quarter of fiscal 2019, the Company expects to report earnings of approximately $0.08 per share. For the full year of fiscal 2019, we expect to report a loss of approximately $(0.74) per share, which includes the impairment of goodwill and intangibles of $12.5 million reported during the third quarter of fiscal 2019.
For the first quarter of fiscal 2020, Key Tronic expects to report revenue in the range of $115 million to $120 million and earnings per share of $0.12 to $0.17. The Company plans to report its complete results for the fourth quarter and full year of fiscal 2019 on August 6, 2019.

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2019 and 2020, effects of recent tax reform measures, business from new customers and programs, impairment charges of intangibles, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

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